Exhibit 10.27

                                   RIDER TO
                              FINANCING AGREEMENT
                                    between
                GIBRALTAR CORPORATION OF AMERICA ("Gibraltar")
                                      and
                       LUNN INDUSTRIES, INC.("Borrower")


    In addition to and not in limitation of any and all rights granted to Gibraltar and obligations incurred by Borrower in the printed portion of this Agreement, Borrower further warrants, covenants and agrees as follows:

    14.      DEFINITIONS

    a. Affiliate. The term "Affiliate" or "affiliate" shall mean and include any Person (as hereinafter defined) which, directly or indirectly, is controlled by or is under common control with the Borrower, including the officers, directors, or partners of the Borrower, whether through ownership, voting securities, contracts or otherwise.

    b. Borrower Agreements. The term "Borrower Agreements" shall mean and include, without limitation, this Agreement, the Security Agreement-Inventory, the Security Agreement [Equipment], and the Trademark and Patent Security Agreement each executed and delivered by Borrower in favor of Gibraltar, the Guaranty executed and delivered by ALCORE, INC. ("Other Borrower"), and all other related present and future agreements, documents, notes, including the "Term Note" (as said quoted term is defined below), instruments, mortgages and guaranties creating or evidencing indebtedness or granting collateral security therefor, executed and delivered in favor of Gibraltar, as all of the foregoing may now exist or may hereafter be amended, modified, supplemented, renewed or extended.

    c. Collateral. The term "Collateral" or "collateral" shall mean and include, without limitation, the "Receivables" described in paragraph 1 of the printed portion of this Agreement and any and all other items of personal property, in which Borrower has granted or may in the future grant a security interest to Gibraltar under the Loan Agreements or in any supplement or supplements thereto or under any other agreement or document executed and delivered in connection therewith, including, but not limited to, any and all of the Borrower's inventory and equipment, all of Borrower's right, title and interest in and to the goods or other property represented by or securing any of the Collateral, all of Borrower's rights as an unpaid vendor or lienor, including stoppage in transit, replevin and reclamation, all additional amounts due to Borrower from any customer or account debtor, irrespective of whether such additional amounts have been specifically assigned to Gibraltar, all guaranties and other agreements or property securing or relating to any of the items referred to above or acquired for the purpose of securing or enforcing any of such items, all present and future general intangibles (including, but not limited to, all of Borrower's now-existing or hereafter-acquired tax refunds, patents, trademarks, trade names and tradestyles and license agreements relative to the rendering of services or the sale or manufacture of goods, choses in action, rights to sue any Person (as hereinafter defined) and proceeds of any lawsuits or proceedings brought by Borrower against any Person), chattel paper, documents, monies, deposits, securities, instruments, credits and letters of credit, and all property now or hereafter held by Gibraltar or any entity which at any time participates in Gibraltar's financing transactions with Borrower, and all proceeds and products of all of the foregoing in whatever form, together with all present and future books and records relating to any of the above including, without limitation, all tapes, cards, computer programs, runs and computer data in the possession or control of Borrower, any computer service bureau or other third party. Borrower hereby grants Gibraltar a continuing security interest in and general lien upon all of the Collateral to secure payment and performance of all of the Obligations (as hereinafter defined).

    d. Effective Net Worth. The term "Effective Net Worth" shall mean, for any period, Tangible Net Worth plus any liability of Borrower and Other Borrower to any party, the payment of which liability is subordinated to the payment of the Obligations.

    e. GAAP. The term "GAAP" shall mean generally accepted accounting principles in the United States of America.

    f. Liabilities. The term "Liabilities" shall mean, at any given time, all liabilities of Borrower and Other Borrower on a consolidated basis which would be classified as liabilities under GAAP.

    g. Tangible Net Worth. The term "Tangible Net Worth" shall mean, for any period, stockholders' equity less the aggregate amount of intangible assets, less the aggregate principal amount of all unsecured loans outstanding from Borrower and/or Other Borrower to any officer, director and/or shareholder, less advances to Borrower's trade suppliers or to any trade suppliers of Other Borrower constituting prepayment for merchandise purchases, all as determined on a consolidated basis for Borrower and Other Borrower in accordance with GAAP.

    h. Net Income. The term "Net Income" shall mean for any given period, the net income of Borrower and Other Borrower, determined on a consolidated basis, computed in accordance with GAAP.

    i. Long Term Liabilities. The term "Long Term Liabilities" shall mean, at any given time, all Liabilities of Borrower and Other Borrower determined on a consolidated basis, which would be classified as long term liabilities under GAAP.

    j. Loan Agreements. The term "Loan Agreements" shall collectively mean the Borrower Agreements and the Other Borrower Agreements.




    k. Obligations. The term "Obligations" or "obligation" shall mean and include, without limitation, that which is set forth in Paragraph 5 of the printed portion of this Agreement and any and all of the Borrower's indebtedness and/or liabilities to Gibraltar of every kind, nature and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, including, but not limited to, all amounts owing by Borrower to Gibraltar under this Agreement, the other Loan Agreements, or any other security agreement or note, and all obligations to perform acts or refrain from taking any action.

    l.       Other Borrower Agreements.  The term "Other Borrower
         Agreements" shall mean and include, without limitation, the Financing Agreement, the Security Agreement-Inventory and the Security Agreement [Equipment] executed and delivered by Other Borrower in favor of Gibraltar, the Guaranty of Other Borrower's Obligations to Gibraltar executed and delivered by Borrower in favor of Gibraltar and all other related agreements, documents, notes, instruments, mortgages, guaranties and deeds of trust creating or evidencing indebtedness or granting collateral security therefor, executed and delivered in favor of Gibraltar, as all of the foregoing may now exist or may hereafter be amended, modified, supplemented, renewed or extended.

    m. Participant. The term "Participant" shall mean and include any person which, at any time, participates with Gibraltar in respect of the Obligations of Borrower.

    n. Person. The term "Person" or "person" shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government, whether national or federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof.

    o. Uniform Commercial Code. All capitalized terms and other terms used herein or in the other Loan Agreements which are defined in the Uniform Commercial Code, shall have the meanings set forth in such Uniform Commercial Code, unless otherwise defined herein or therein.

    p. Value. The term "Value" or "value" shall mean the lower of cost or market, as determined by Gibraltar in its sole discretion in accordance with generally accepted accounting principles, consistently applied.

    15.      ADDITIONAL SECURITY

         In addition to any other security interest granted in the Loan Agreements, and not in limitation of any of the foregoing, and to secure the payment and performance of all of the Obligations, Borrower hereby pledges and assigns to Gibraltar, and grants to Gibraltar a continuing first priority general security interest in all of the Collateral, and all of Borrower's ledger sheets, files, records and documents relating to the Collateral and all equipment containing or relating to said ledger sheets, files, records and documents, which shall, until delivered to or removed by Gibraltar, be kept by

Borrower in trust for Gibraltar and without cost to Gibraltar in appropriate containers in safe places, bearing suitable legends disclosing Gibraltar's security interest. Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrower shall be deemed to include the foregoing, whether or not same appears therein.

16.      ADVANCES

    a. Inventory Advances. In addition to the advances made with reference to the formula set forth in paragraph 2 of the printed portion of this Agreement (the "Accounts Advances"), Gibraltar shall make additional advances to Borrower, in such amounts from time to time determined by Gibraltar in its sole discretion, of up to twenty-five (25%) percent of the value of Borrower's eligible and acceptable inventory ("Inventory Advances"). For purposes hereof, "value" shall mean the lower of cost or market value, as determined by Gibraltar in its sole discretion.

    b. Inventory Advances Sublimit. Except in Gibraltar's sole discretion, the aggregate principal amount of Inventory Advances made by Gibraltar to Borrower shall not, at any time outstanding, exceed the principal sum of $600,000.

    c.       [Intentionally Deleted].

    d.       [Intentionally Deleted].

    e. Term Loan. In addition to the Accounts Advances and Inventory Advances, Gibraltar has contemporaneously herewith made an additional advance to Borrower in the sum of $750,000 (the "Term Loan"). The
         Term Loan shall be evidenced by a Promissory Note in the principal sum of $750,000 dated of even date herewith, executed and delivered by Borrower in favor of Gibraltar (the "Term Note"). The indebtedness evidenced by the Term Note shall be payable as set forth therein.

    f. Maximum Credit. Except in Gibraltar's sole discretion, the aggregate principal amount of the Accounts Advances and Inventory Advances plus the outstanding principal amount due under the Term Loan (collectively, the "Loan") plus the outstanding principal amount of the obligations from time to time due and owing Gibraltar by Other Borrower under the Other Borrower Agreements shall not exceed the aggregate principal sum of $3,500,000 outstanding at any one time ("Maximum Credit").

    g. Interest. All Loans, including the Accounts Advances, by Gibraltar pursuant to the Loan Agreement shall bear interest at the rate of two (2%) percent per annum in excess of the Base Rate, publicly announced from time to time by United Jersey Bank at its principal office as its "base rate", whether or not said rate is the best available rate at said Bank, and shall be calculated on the basis of a 360-day year.
         Such interest, as well as any other fees due and payable hereunder to Gibraltar, shall be payable on the first day of each month for the immediately preceding month while this Agreement is in effect, and may, at Gibraltar's option, be charged to any of Borrower's accounts

         (maintained by Gibraltar). On or after the occurrence of any Event of Default (as defined below), or termination or non-renewal of the Loan Agreements, interest on all outstanding unpaid Obligations shall accrue at a rate equal to two (2%) percent per annum in excess of the pre-default rate set forth above from the date of such Event of Default or termination or non-renewal, and all interest accruing hereunder shall thereafter be payable on demand.

    h. Over Formula Provision. Without limiting Gibraltar's rights to demand payment of the Obligations or any portion thereof in accordance with other provisions hereof, in the event that the Maximum Credit or any components thereof at any time exceed the respective maximum amounts set forth in paragraphs C.1, C.2, C.5, C.6, or in paragraph 2 of the printed portion of this Agreement, the entire amount of such excess(es) shall, at Gibraltar's option, become immediately due and payable upon Gibraltar's demand.

    i. Non-Refundable Facility Fee. Borrower and Other Borrower, jointly and severally, shall pay to Gibraltar an annual facility fee in the aggregate amount of one (1%) percent of the Maximum Credit ("Facility Fee"), payable simultaneously with the execution of this Agreement and yearly thereafter on the anniversary date hereof for the term, including all renewal terms of this Agreement or so long as any of the Obligations are outstanding. Such Facility Fee, which shall be fully earned as of the date hereof for the first year of this Agreement and on each anniversary date of this Agreement for each subsequent year of this Agreement, is in addition to all other amounts due hereunder and may, at Gibraltar's option, be charged to any account(s) of Borrower maintained with Gibraltar.

    j. Loan Administration Fee. Borrower and Other Borrower, jointly and severally, agree to pay Gibraltar a loan administration fee in the aggregate amount of SEVEN HUNDRED ($700.00) DOLLARS per month. The loan administration fee shall be fully earned as of the first day of each month and shall be due and payable on the first day of each successive month during the term of this Agreement.

    k. Other Costs and Expenses. Borrower will pay all costs and expenses and all recording and filing fees and taxes payable upon filing or recording (including Uniform Commercial Code financing statement filing taxes and fees) in connection with the preparation, execution, delivery, administration and enforcement of this Agreement, all other Loan Agreements, and all other documents contemplated herein or therein or related hereto or thereto, including any amendments, supplements or consents which may be hereafter made or entered into in respect hereof or thereof, and all title insurance premiums, appraisal fees, audit fees and personal and real property searches in connection herewith and therewith, and the fees and disbursements of in-house and outside counsel to Gibraltar. Gibraltar is hereby authorized to charge any amounts payable hereunder (including principal, interest, fees, charges and expenses) directly to any account(s) of Borrower maintained with Gibraltar.

    l.       Reserve Provision.  Without limiting any other rights and remedies of Gibraltar under the printed portion of this Agreement, hereunder or under the other Loan Agreements, the aggregate amount of loans, advances or financial accommodations made or otherwise available to Borrower shall be subject to Gibraltar's continuing right, in its sole discretion, to withhold a reserve, and to increase and decrease such reserve from time to time, if and to the extent that, in Gibraltar's sole judgment, such reserve is necessary to protect Gibraltar against possible non-payment of the Obligations, possible non-payment of any indebtedness owed to third parties, or in respect of any state of facts which does or would with notice or passage of time or both constitute an Event of Default hereunder or under any of the other Loan Agreements.

    m. Application of Payments. All payments made by or on behalf of Borrower with respect to the Obligations may be applied by Gibraltar in such order and manner as Gibraltar shall determine.

    n. Maintenance of Accounts. Gibraltar may maintain one or more accounts reflecting the advances, repayments and any notes contemplated under this Agreement. At Gibraltar's option, all principal, interest, fees, costs, expenses or other charges with respect to this Agreement and any and all loans and advances to Borrower may be charged directly to any account of Borrower maintained with Gibraltar. All Collateral held by Gibraltar and granted to Gibraltar by Borrower (or any third party) pursuant to the Loan Agreements shall be security for the payment and performance of any and all Obligations of Borrower to Gibraltar, notwithstanding the maintenance of separate accounts by Gibraltar or the existence of any notes.

    o. Promissory Notes. Borrower shall, from time to time at Gibraltar's request, execute and deliver to Gibraltar one or more promissory notes, in form and substance satisfactory to Gibraltar, evidencing the Loan or portions thereof, made to Borrower pursuant to this Agreement, as Gibraltar may specify.

    p. Use of Proceeds. The initial loans and advances made by Gibraltar to Borrower and Other Borrower hereunder shall be used by Borrower and Other Borrower to pay, inter alia, Borrower's outstanding indebtedness due Shawmut Bank Connecticut, National Association; J.E. Sheehan & Co. not to exceed the amount of $115,000; and Jonas Aircraft and Arms Pension Plan and Trust, Elliot Levine, James McNeil and Mark
         B. Senders Retirement Plan, collectively, not to exceed the aggregate amount of $122,000. Borrower shall use all future loans and advances solely for general operating and working capital purposes in the conduct of its business.

    q. Participants. Gibraltar may, from time to time, sell, issue or acquire, on such terms as Gibraltar shall deem appropriate, participations with respect to all or any part of its right, title and interest in this Agreement, the other Loan Agreements, the Obligations and the Collateral thereunder or related thereto.

    r. Unacceptable Receivables. Notwithstanding anything to the contrary contained in the printed portion of this Agreement, and without in any manner limiting Gibraltar's ability, in its sole discretion, to determine whether any Receivable is acceptable, the Borrower and the Other Borrower acknowledge, confirm and agree that:
         (w) any Receivable with respect to any account debtor whose chief executive office or principal place of business is located outside the United States ("Foreign Account") and such Foreign Account is not either insured by a foreign credit insurance policy in form, substance and amount satisfactory to Gibraltar, which insurance policy, together with the proceeds thereof, shall be duly assigned to Gibraltar or secured by a letter of credit issued by a bank acceptable to Gibraltar in form, substance and amount satisfactory to Gibraltar, which letter of credit, together with the proceeds thereof shall be duly assigned to Gibraltar; (x) any Receivable with respect to which exists contra relationships, setoffs, counterclaims or disputes; (y) any Receivable which is owed by an account debtor not deemed to be creditworthy at any time by Gibraltar in its sole and absolute discretion; and (z) any Receivable with respect to which exists any facts (actual or threatened) which would impair or delay the collectibility of all or any portion thereof, shall be deemed unacceptable Receivables under the Loan Agreements.

    s. Audit Fees. Borrower and Other Borrower, jointly and severally, shall pay to Gibraltar all expenses and costs hereafter incurred by Gibraltar during periodic field examinations of the Collateral and Borrower and Other Borrower's operations, plus a per diem charge at a rate of $500.00 per person per day for Gibraltar's auditors in the field and office.

17.      ADDITIONAL REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Gibraltar the following, each of which shall be a continuing representation and warranty, the truth and accuracy of which shall be a continuing condition of financing by Gibraltar:

    a. Organization. Borrower is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with perpetual corporate existence, and has the corporate power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage. Borrower has qualified as a foreign corporation in all states or other jurisdictions where the nature of its business or the ownership or use of property requires such qualification or where the failure to so qualify as a foreign corporation would not have an adverse effect upon the Borrower's business as presently conducted.

    b. Authorization. Borrower has the corporate power to borrow and to execute, deliver and carry out the terms and provisions of this Agreement and the other Loan Agreements, and all other instruments and documents delivered by it pursuant hereto and thereto, and Borrower has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Agreements and such other agreements, the borrowings hereunder and the execution, delivery and performance of the instruments and documents delivered and to be delivered by it pursuant hereto and thereto, and this Agreement and the other Loan Agreements constitute and will constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

    c. Compliance with Other Agreements. Borrower is not in default in any material respect under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it or its properties may be bound, except that, Borrower is in default under that certain Lease dated November 23, 1993 between Borrower and First Danbury Properties, Inc. Neither the execution and delivery of this Agreement and the other Loan Agreements, or any of the instruments and documents to be delivered by Borrower pursuant hereto or thereto, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, has violated any law or regulation, or any order or decree of any court or governmental instrumentality in any respect, or does or will conflict with, or result in a breach of, or constitute a default in any material respect under, any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which it or its properties may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Borrower (except as contemplated hereunder or under the other Loan Agreements) or violate any provision of the Certificate of Incorporation or By-Laws of Borrower.

    d. Compliance with Applicable Law. Borrower is in compliance in all material respects with the requirements of all applicable licenses, laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those embodied in or promulgated pursuant to the Employee Retirement Income Security Act of 1974, the Internal Revenue Code of 1986, the Securities Act of 1933, the Securities Exchange Act of 1934, the Federal Food, Drug and Cosmetic Act, the Americans with Disabilities Act of 1990, the Resource Conservation and Recovery Act of 1976, the Environmental Cleanup Responsibility Act and any other Federal or State environmental statute, all as amended to date.

    e. Governmental Approval. No action of, or filing with, any governmental or public body or authority (other than the filing or recording of Uniform Commercial Code financing statements, mortgages or other instruments typically required to perfect security interests or liens in the types of property constituting Collateral) is required in connection with the execution, delivery and performance of this Agreement, the other Loan Agreements, or any of the instruments or documents to be delivered by Borrower pursuant hereto or thereto.

    f. Title To Properties. Borrower has good and marketable title to all of its properties and assets and such properties and assets are not subject to any liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those in favor of Gibraltar and such others as are specifically disclosed under the provisions of this Agreement and the other Loan Agreements, as set forth in Schedule A.


    g. Principal Office; Collateral Locations. The address of the principal place of business and chief executive office of Borrower is 1 Garvies Point Road, Glen Cove, New York 11542, which address is a mailing address for said principal place of business and chief executive office. All books and records of Borrower with respect to the Collateral and the Collateral itself are maintained at the addresses set forth on Schedule B annexed hereto and Borrower agrees not to change such principal place of business or Collateral locations without providing Gibraltar with ten (10) days prior written notice and, prior to making such change, to execute any additional documents, Uniform Commercial Code financing statements or notices which Gibraltar may require.

    h. Priority Of Liens. The security interests and liens granted by Borrower to Gibraltar under this Agreement and the other Loan Agreements constitute valid and perfected first priority liens and security interests in and upon the property described herein and therein, subject to the existing liens and security interests, if any, set forth in the Loan Agreements and those set forth on Schedule A.

    i. No Misrepresentation. None of the information contained in the representations and warranties made by Borrower in this or the other Loan Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Gibraltar as contemplated in this Agreement or in the other Loan Agreements contains or will contain any untrue statement of a material fact or omits or will omit to state a fact necessary in order to make the statements contained herein or therein not misleading.

    j. No Event of Default. After giving effect to the transactions contemplated by this Agreement, the other Loan Agreements and the other instruments or documents delivered in connection herewith and therewith, there does not exist, as of the date hereof, any condition or event which constitutes an Event of Default (as herein defined) or which, after notice or passage of time or both, would constitute such an Event of Default.

    k. Related Entities. Borrower has no parents or subsidiaries or affiliates which Borrower makes loans or advances to or otherwise transacts business with, except for the subsidiaries and affiliates noted on Schedule C.

    18.      ADDITIONAL COVENANTS

         Borrower covenants and agrees that, until all of the Obligations have been indefeasibly paid in full, it shall comply with the following covenants, each of which shall be a continuing condition of financing by Gibraltar, unless Gibraltar shall otherwise consent in writing:

    a. Tradestyles. Certain Receivables may be and/or certain of Borrower's invoices may be, from time to time, rendered to customers under the tradestyles listed on Schedule D annexed hereto (which, together with any new tradestyles used after the date hereof are referred to collectively as the "Tradestyles" and individually as a "Tradestyle"). As to such Tradestyles and the related Accounts (as such term is defined in the printed portion of this Agreement), Borrower hereby warrants and agrees that:

         i. each Tradestyle is a trade name and style (and not the name of an independent corporation or other legal entity) by which Borrower may identify and sell certain of its goods or services and conduct a portion of its business;

         ii. all Receivables and proceeds thereof and returned merchandise which arise from the sale of goods invoiced under the Tradestyles are and shall be (i) owned solely by Borrower and (ii) subject to the security interest and other terms of this Agreement and the other Loan Agreements;

         iii. any dispute which may arise with customers with respect to the products invoiced under the name of any of the Tradestyles are to be subject to the terms of this Agreement and the other Loan Agreements as though the Tradestyle did not exist;

         iv. all confirmation sheets on assignments of accounts delivered to Gibraltar by Borrower, whether such accounts are invoiced in the name of any of the Tradestyles or Borrower, shall be executed by Borrower as the owner of such assigned accounts;

         v. new Tradestyles may only be used by Borrower after Gibraltar is given fifteen (15) days prior written notice of the use of any such new Tradestyle, which notice shall set forth the name of such new Tradestyle; and

         vi. Borrower does not currently use any Tradestyle other than the Tradestyles listed on Schedule D hereto.

    b. Sale of Assets, Consolidation, Merger, etc. Borrower will not directly or indirectly sell, lease, transfer, abandon or otherwise dispose of all or any substantial portion of its property or assets or consolidate with or merge with or into any other entity or Person, or permit any other entity to consolidate with or merge with or into it, without the prior written consent of Gibraltar.

    c. Maintenance of Existence. Borrower will, at all times, preserve, renew and keep in full force and effect its existence as a Delaware corporation and its rights and franchises with respect thereto, continue to engage in business of the same type as it is now engaged, and maintain, in full force and effect, all permits, licenses, copyrights, trademarks, trade names, patents, approvals, authorizations, leases and contracts necessary to carry on the business as the same is being operated as of the date hereof.

    d.       Loans, Investments, Distributions and Inter-Company
         Transactions. Borrower will not, directly or indirectly, during any fiscal year of Borrower commencing with Borrower's current fiscal year: lend or advance money or property to, or invest (by capital contribution or otherwise) in any firm, corporation or Person; declare or pay any cash dividends, or dividends in property, or make any other distribution on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, or set apart any sums for such purpose, or directly or indirectly, retire, purchase, redeem, or otherwise acquire any such capital stock for any consideration other than stock or apply or set apart any sums or other assets therefor, or make any other distribution (by reduction of capital or otherwise) in respect of any such capital stock, or agree to do any of the forgoing until all the Obligations to Gibraltar have been fully and indefeasibly paid; make any payment of the principal amount of or interest on any indebtedness owing to any officer, director, shareholder, Affiliate or other related Person of Borrower; make any loans or advances to any officer, director, shareholder, Affiliate or other related Person of Borrower, except that, Borrower may make inter-company transactions with Other Borrower; directly or indirectly, enter into any sale, lease or other transaction with any officer, director, shareholder, Affiliate or other related Person of Borrower which is not in the ordinary course of business and at arm's length, including terms no less favorable than would be available if the sale, lease or other transaction were with an unrelated Person; become a guarantor, surety or otherwise liable for the debts or obligations of any Affiliate; or make or incur any liability to make any investment by means of purchase or other acquisition of stock or other securities, capital contributions, loans or otherwise in any Affiliate. Notwithstanding anything to the contrary contained herein, provided that no event of default then exists or is continuing upon the prior written consent of Gibraltar, which consent shall not be unreasonably withheld, Borrower may make any payment permitted under the intercreditor agreements dated of even date hereof between Gibraltar and the parties listed on Schedule E annexed hereto; upon the prior written consent of Gibraltar, which consent shall not be unreasonably withheld, Borrower may make payments to the parties listed on Schedule E from the proceeds of sale of the Borrower's capital stock; and Borrower and Other Borrower may make payments on an unmatured, unaccelerated basis to Allan Baldwin not to exceed the aggregate amount of $56,000.

    e. Compliance with Other Agreements and Applicable Law. Borrower will comply with the requirements of all applicable laws, rules, regulations, orders of any governmental authority, and all agreements to which Borrower is a party, the noncompliance of which would adversely affect its business, properties or credit.

    f. Limitation on Liens. Borrower will not create, assume, or suffer to exist any liens or encumbrances with respect to its real or personal
         property, whether now owned or hereafter acquired, except:   tax,
         mechanics and other like liens arising in the ordinary course of business securing obligations which are not overdue or (unless or until foreclosure or other similar proceedings shall have been commenced) are being contested in good faith by appropriate proceedings and are adequately reserved against, liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and securities pledged as collateral for any of the foregoing, the liens, encumbrances, or security interests in favor of Gibraltar and the liens, security interests, claims and encumbrances set forth in the other Loan Agreements.

    g. Further Assurances. Borrower will duly execute and deliver, or will cause to be duly executed and delivered, such further instruments and documents, including, without limitation, additional security agreements, mortgages, collateral assignments, Uniform Commercial Code financing statements or amendments or continuations thereof, subordination agreements from Affiliates to whom monies are owed by Borrower, including shareholders, officers and/or directors of Borrower, landlord's or mortgagee's waivers of liens and consents to the exercise by Gibraltar of all its rights and remedies hereunder or under the other Loan Agreements with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in Gibraltar's opinion to effectuate the provisions or purposes of this Agreement or the other Loan Agreements.

    h. Additional Financial Reports. In addition to the financial information and schedules of Collateral to be delivered by Borrower to Gibraltar as provided in the Loan Agreements, and not in limitation thereof, Borrower shall provide Gibraltar with the following financial reports: daily sales reports; daily collection reports; within twenty (20) days after the end of each month, copies of Borrower's internally prepared schedules pertaining to accounts receivable aging, accounts payable aging and inventory designation in a form and substance satisfactory to Gibraltar; quarterly compilation financial statements prepared by management in a form and substance satisfactory to Gibraltar; annual certified financial statements in a form and substance satisfactory to Gibraltar; and any other financial information and reports which may be reasonably required or requested by Gibraltar.

    19.      ADDITIONAL DEFAULT AND REMEDY PROVISIONS

    a. In addition to any default or event of default hereunder or under any of the other Loan Agreements, including, without limitation, any default set forth in the printed portion of this Agreement, the occurrence of any of the following shall each constitute an Event of Default hereunder and under all of the other Loan Agreements (collectively, "Events of Default"): if, at any time, the Borrower and the Other Borrower, on a consolidated basis, fail to maintain a Tangible Net Worth of at least $6,800,000; if, at any time, for the Borrower and Other Borrower on a consolidated basis, the ratio of Liabilities, less any Liabilities the payment of which is subordinated to the payment of the Obligations, to Effective Net Worth is greater than 1.5 to 1; if, for any fiscal year for the Borrower and the Other Borrower on a consolidated basis, the ratio of Net Income (computed before net interest expense, taxes, depreciation and amortization) to the sum of interest expense plus that portion of Long Term Liabilities (including capitalized lease payments) which have become due and payable during such fiscal year is less than 1.2 to 1; if, for any fiscal year, the Net Income for Borrower and Other Borrower, on a consolidated basis, is less than $1.00; or any change in the chief executive officer, chief operating officer, chief financial officer or controlling ownership of Borrower or Other Borrower; or in the event that the Borrower is required to expend in excess of $250,000 in connection with the removal, restoration or clean-up of any hazardous substances, waste or other materials under any federal, state or local environmental or similar laws, statutes, ordinances or regulations, unless the same is adequately insured, as determined by Gibraltar in its sole discretion; or any guarantor revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Gibraltar or any affiliate of Gibraltar; or upon the occurrence of any event which, with notice, lapse of time or both, would constitute a default under any of the other Loan Agreements or a default by Borrower on any indebtedness for borrowed money or with respect to any material contract, lease or other obligation owed to any Person or entity other than Gibraltar.

    b. Upon the occurrence of an Event of Default (other than a payment default or a default as expressly designated in paragraph F.2(b) below) which remains uncured for ten (10) days after notice to Borrower, or immediately upon the occurrence of a default in payment when due of any of the Obligations, or if a tax lien is filed against Borrower and remains unvacated for forty-five (45) days or if a case or proceeding is commenced by or against the Borrower under Title 11 of the United States Code or under any Federal or State bankruptcy or insolvency statute and which, solely in the case of such petition or application filed against Borrower remains undismissed for forty-five (45) days after the filing thereof, of if Borrower fails, suspends or goes out of business, or if any present or future warranty or representation or other statement now or hereafter made or furnished to Gibraltar by Borrower herein or in any document or instrument furnished in connection herewith proves to have been false or misleading in any material respect when made or furnished, or if any such Event of Default consists of a failure to maintain, protect or preserve a material portion of the Collateral as provided in any of the Loan Agreements, or immediately upon the termination or non-renewal of this Agreement or any of the other Loan Agreements, then Gibraltar shall have all rights and remedies against Borrower available to Gibraltar pursuant to paragraph 8 of the printed portion of this Agreement, as well as all other rights and remedies hereunder and under applicable law, including without limitation, the right to declare any and all of the Obligations to be immediately due and payable together with interest at the rate set forth in paragraph 3 of the printed portion of this Agreement and the right to terminate the Loan Agreements pursuant to paragraph 7 of the printed portion of this Agreement, and Gibraltar shall have the right to immediately exercise all of its rights and remedies hereunder or under any of the other Loan Agreements, without notice to Borrower, which notice is hereby expressly waived by Borrower.

    c. In the event Gibraltar institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy or otherwise, Borrower waives the posting of any bond which might otherwise be required.

    20.      CURING OF CERTAIN DEFAULTS BY GIBRALTAR

         Gibraltar may, at its option, cure any default by Borrower under any agreement with a third party which constitutes, or with notice or lapse of time or both would constitute, an Event of Default hereunder or under any other agreement between Gibraltar and Borrower, or pay or post bond on appeal with respect to any judgment entered against Borrower (irrespective of the amount of said judgment or the time elapsed since entry thereof), and Gibraltar may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand; Gibraltar shall be under no obligation to effect such cure, payment or bonding and shall not, by making any payment for Borrower's account, be deemed to have assumed any obligation or liability of Borrower.

    21.      NOTICES

         All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier, facsimile or telegram, immediately upon sending, provided it is sent on a business day, but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, one (1) day after dispatch; and if mailed by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

         If to Borrower:    LUNN INDUSTRIES, INC.
                            1 Garvies Point Road
                            Glen Cove, New York 11542
                            Attention: Mr. Lawrence Schwartz

         If to Gibraltar:   GIBRALTAR CORPORATION OF AMERICA
                            350 Fifth Avenue
                            New York, New York 10118
                            Attention: Mr. Irwin Schwartz

    22.      CONTROLLING LAW

         This Agreement, the other Loan Agreements, and any other document referred to herein or therein are being executed and delivered in New York, New York and shall be, together with the obligations and rights thereunder, construed and interpreted in accordance with the laws of the State of New York.

    23.      JURISDICTION/WAIVER OF JURY TRIAL

         Borrower hereby agrees that the Supreme Court for the County of New York, State of New York and the United States District Court for the Southern District of New York shall have non-exclusive jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to this Agreement and the other Loan Agreements. Borrower expressly and irrevocably submits and consents in advance to such jurisdiction in any action or proceeding commenced by Gibraltar in any of such courts, and agrees that service of such summons and complaint, or other process or paper shall be made inside or outside the State of New York by registered or certified mail, return receipt requested, addressed to Borrower at its address as set forth in the printed portion of the Agreement, or in such other manner as may be permissible under the rules of said courts. Should Borrower fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, Borrower shall be deemed in default and an order and/or judgment may be entered by Gibraltar against Borrower as demanded or prayed for in such summons.

         Borrower hereby waives trial by jury in any action or proceeding pertaining directly or indirectly to this Agreement and the other Loan Agreements, and further agrees not to assert any offset or counterclaim, except for compulsory counterclaims, in any such action or proceeding.

    24.      PARTIAL INVALIDITY

         If any provision of this Agreement or the other Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement or the other financing Agreements as a whole, but this Agreement or the particular Financing Agreement, as the case may be, shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

    25.      TERMINATION/PREPAYMENT

    a. In addition to, and not in limitation of, paragraph 7 of the printed portion of this Agreement, Borrower shall have the right, in its sole discretion, to pay and prepay in full, but not in part, the outstanding Obligations and to terminate this Agreement in accordance with the terms and provisions of paragraph 7 of the printed portion of this Agreement; provided that, (a) the other Loan Agreements are terminated simultaneously herewith, (b) in any such case, Borrower provides Gibraltar with sixty (60) days prior written notice of its intent to terminate this Agreement (the sixtieth (60th) day following such written notice being hereinafter the "Termination Date"), (c) Borrower complies with the other provisions of paragraph 7 of the printed portion of this Agreement, and (d) Borrower pays to Gibraltar the amount of all principal, interest, charges, fees and expenses owed to Gibraltar by the Borrower under this Agreement, the other Loan Agreements, or otherwise, including but not limited to the early termination fee as set forth in paragraph L.2. below.

    b.       If Gibraltar terminates this Agreement upon the occurrence of a default or any Event of Default, or if this Agreement is terminated at Borrower's request in accordance with paragraph L.1. above, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Gibraltar's lost profits as a result thereof, Borrower and Other Borrower shall, jointly and severally, pay to Gibraltar, upon the effective date of such termination, an early termination fee in an amount equal to (any such amount as calculated below, an "Early Termination Fee"):

             (a) If such termination occurs on or prior to the first anniversary of this Agreement, three (3%) percent of the Maximum Credit; and

             (b) If such termination occurs after the first anniversary of this Agreement or any renewal period, two (2%) percent of the Maximum Credit.

         Such Early Termination Fee shall be presumed to be the amount of damages sustained by such termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Fee shall be deemed included in the Obligations.

    26.      CONFLICTS

         In the event that any term or provision of this Rider conflicts with any term or provision of the printed portion of this Agreement or any of the other Loan Agreements to which Borrower is a party, or any document or instrument delivered in connection herewith or therewith, the term or provision of this Rider shall control.

                                LUNN INDUSTRIES, INC.


                                By:

                                Title: Chief Executive Officer


        [SIGNATURES CONTINUED ON NEXT PAGE]



     [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


ACCEPTED:

GIBRALTAR CORPORATION OF AMERICA


By:

Title:

                                       SCHEDULE A

EXISTING LIENS


Liens upon and security interest in certain of the Borrower's assets in favor of:


    a.       Bernard Grill
    b.       Fleet National Bank of Connecticut
    c.       Jones Aircraft and Arms Pension Plan and Trust
    d.       Elliot Levine
    e.       James McNeil
    f.       Mark B. Senders Retirement Plan






                                       SCHEDULE B

EXISTING LOCATIONS OF COLLATERAL


1 Garvies Point Road
Glen Cove, New York 11542

1324 Brass Mill Road
Belcamp, Maryland 21017

8280 Patuxent Range Road
Jessup, Maryland 20794






                                       SCHEDULE C

                                    RELATED ENTITIES


                                      Alcore Inc.






                                       SCHEDULE D

                                      TRADESTYLES


                                          None




                                       SCHEDULE E


                           Parties to Intercreditor Agreement



Cook & Cie

Bernard Grill

Jonas Aircraft and Arms Pension Plan and Trust

Elliot Levine

James McNeil

Mark B. Senders Retirement Plan

Fleet National Bank of Connecticut










           ACKNOWLEDGEMENT AND AGREEMENT


         The undersigned, being the Other Borrower referred to in the within and foregoing Financing Agreement and Rider (collectively, the "Loan Agreement"), hereby acknowledge each of the terms and provisions of the foregoing Loan Agreement and agree to be bound by the terms of paragraph the Loan Agreement and agree to be bound by and, jointly and severally, agree to pay, the fees set forth in paragraphs C.9, C.10 and L.2 of the Rider to the Financing Agreement.

         The undersigned each acknowledge and agree that although it may acknowledge this Loan Agreement, it is not a party thereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the Loan Agreement.


                                ALCORE, INC.


                                By:

                                Title: Chief Executive Officer